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                                                                    EXHIBIT 12.1

                           POST APARTMENT HOMES, L.P.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

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                                                                                       Year Ended December 31,
                                          ---------    ---------    --------------------------------------------------------------
                                            2000         1999         1999         1998         1997         1996         1995
                                          ---------    ---------    ---------    ---------    ---------    ---------    ---------
Pre-tax income (loss) from
continuing operations                     $  32,653    $  27,839    $ 119,424    $ 100,461    $  66,078    $  53,453    $  38,417

Fixed Charges:
     Interest incurred and amortization
       of debt discount and premium on
       all indebtedness                      16,653       12,157       56,105       48,189       35,205       27,916       29,714
    Rentals - 33.34%                            681          596        2,385        2,220        1,686          939          405
                                          ---------    ----------------------    ---------    ---------    ---------    ---------
        Total fixed charges                  17,334       12,753       58,490       50,409       36,891       28,855       30,119
                                          ---------    ----------------------    ---------    ---------    ---------    ---------

Earnings before income taxes,
    minority interest and fixed charges      49,987       40,592      177,914      150,870      102,969       82,308       68,536
Adjustment for capitalized interest          (5,567)      (4,599)     (21,417)     (15,707)      (9,567)      (4,443)      (5,653)
                                          ---------    --------------------------------------------------------------------------
       Total earnings                     $  44,420    $  35,993    $ 156,497    $ 135,163    $  93,402    $  77,865    $  62,883
                                          =========    ==========================================================================

RATIO OF EARNINGS TO FIXED CHARGES              2.6          2.8          2.7          2.7          2.5          2.7          2.1
                                          =========    =========    =========    =========    =========    =========    =========
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